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EXHIBIT 4.15


                           SHORT TERM PROMISSORY NOTE

US$2,000.00                                                     October 26, 2005

         FOR VALUE RECEIVED, Voyager One, Inc. promises to pay to the order of Castle Hill Advisory Group at such place as the holder of this Note may from time to time designate, the principal sum of Two Thousand and 00/100 (US$2,000.00) together with simple interest from the date funds are received by Voyager One, Inc. at the rate of six percent (6) per annum on the principal balance.

         The note matures and becomes due anytime on demand. The amount of the payment shall be an amount equal to the outstanding principal and unpaid interest.

         All payments on account of the indebtedness evidenced by this note shall be first applied to interest on the unpaid principal balance and the remainder to principal.

         All parties to this note severally waive presentment for payment, notice of dishonor, protest and notice of protest.

         This note shall be effective October 26, 2005 regardless of when it is signed.

             "Payor"                                "Payee"

Name:    Voyager One, Inc.                  Castle Hill Advisory Group
Address: 859 West End Court                 433 S. Washington St.
         Vernon Hills, IL 60061             Hinsdale, IL 60521
Phone:   847-984-6200                       Phone: 630-546-6672
Fax:     847-984-6201


         By: /s/ John A. Lichter            By: /s/ Sebastien C. DuFort
             -------------------                -----------------------
             Signature & Date                   Signature & Date
             John A. Lichter                    Sebastien C. DuFort
                                                Managing Director